                                                                     EXHIBIT 4.2


                                SIXTH AMENDMENT

                                       TO

                          LOAN AND SECURITY AGREEMENT



     This Sixth Amendment ("Sixth Amendment"), dated as of this 15 day of June, 1995 to a Loan and Security Agreement dated December 27, 1991 and previously amended by amendments dated September 2, 1992, July 30, 1993, June 13, 1994, September 12, 1994, and December 22, 1994 is entered into by and between THE CIT GROUP/EQUIPMENT FINANCING, INC. ("CIT"), a New York corporation, having an address at 1211 Avenue of the Americas, New York, New York 10036 and FORSTMANN & COMPANY, INC. ("Debtor"), a Georgia corporation, having its principal executive offices at 1185 Avenue of the Americas, New York, New York 10036.

                                    RECITALS

     A. CIT and Debtor first entered into a Loan and Security Agreement (the "Original Loan Agreement") dated December 27, 1991.

     B. CIT and Debtor thereafter entered into an Amendment Agreement (the "First Amendment"), amending the Original Loan Agreement in certain respects, on September 2, 1992.

     C. Pursuant to a Second Amendment to Loan and Security Agreement dated as of July 30, 1993 (the "Second Amendment"), CIT committed to provide up to Six Million Dollars ($6,000,000) in additional loans to Debtor.

     D. The Original Loan Agreement was thereafter further amended by amendments dated June 13, 1994 and September 12, 1994 (The Original Loan Agreement, as amended to date by each of the foregoing amendments, is sometimes referred to herein as the "Amended Loan Agreement").

     E. Pursuant to a Fifth Amendment to Loan and Security Agreement dated as of December 22, 1994 (the "Fifth Amendment"), CIT committed to provide up to Five Million Dollars ($5,000,000) in additional loans to Debtor, which loans are referred to in such Amendment as the "Further Loans".

     F. Debtor has requested that CIT modify certain of the financial covenants included in the Amended Loan Agreement.

     G. CIT has agreed to modify the financial covenants in consideration of the agreement of Debtor to terminate the Commitment Period for Further Loans.

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

     NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the parties hereto hereby agree as follows:

     SECTION 1.  DEFINED TERMS
                 -------------

     1.1  Additional Defined Terms.  The following terms shall be added to the
          ------------------------
Amended Loan Agreement and inserted in their proper alphabetical sequence and, in the case of the second of the two definitions listed below, shall replace the definition of such term provided in the Fifth Amendment:

     "Amended Loan Agreement" shall mean the Original Loan Agreement, as amended
      ----------------------
by Amendments dated September 2, 1992, July 30, 1993, June 13, 1994, September 12, 1994 and December 22, 1994.

     "Sixth Amendment" shall mean this Sixth Amendment to Loan and Security
      ---------------
Agreement.

     SECTION 2.  TERMINATION OF COMMITMENT PERIOD FOR FURTHER LOANS.
                 --------------------------------------------------

     2.1 Debtor agrees that effective the date hereof, the Commitment Period for Further Loans shall terminate and in consequence thereof, CIT have no obligation to make any Further Loans to Debtor, or otherwise extend additional credit or financial accommodations to Debtor.

     SECTION 3.  REPRESENTATIONS AND WARRANTIES.
                 -------------------------------

     3.1  Power and Authority.  Debtor has full power, authority and legal right
          -------------------
to execute and deliver this Sixth Amendment and to perform its obligations hereunder.

     3.2  Consents and Permits.  No consent of any other party (including any
          --------------------
stockholders, trustees or holders of any indebtedness of Debtor), and no consent, license, approval or authorization of, exemption by, or registration or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by Debtor of this Sixth Amendment, or the validity or enforceability of this Sixth Amendment, including the enforcement by CIT of its rights and remedies hereunder, other than those previously obtained or made.

     3.3  No Legal Bar; Senior Debt.  The execution, delivery and performance by
          -------------------------
Debtor of this Sixth Amendment, does not and will not violate any provision of any Applicable Laws or of any judgement, award, order, writ or decree of any court of Governmental Authority, will not violate any provision of the charter or by-laws of Debtor and will not violate any provision of or cause a default under any mortgage, indenture, contract, agreement or other undertaking to which Debtor is a party or which purports to be binding upon Debtor or upon any of its assets, except any such violation or default, the consequences of which would not have a

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Material Adverse Effect, and will not result in the creation or imposition of any Lien on any of the assets of Debtor, other than the security interest created by the Original Loan Agreement.



     3.4  Enforceability.  This Sixth Amendment has been duly authorized,
          --------------
executed and delivered by Debtor and constitutes the legal, valid and binding obligation of Debtor, enforceable in accordance with its terms, except to the extent the enforcement by CIT of its remedies may be limited under applicable bankruptcy and insolvency laws and by applicable equitable principles.

     3.5  Financial Condition of Debtor.  The financial statements of Debtor (i)
          -----------------------------
as at and for its final year ended October 30, 1994, audited by Deloitte & Touche, and (ii) as at and for the period ended January 29, 1995, copies of which have heretofore been delivered to CIT, are complete and correct, have been prepared in accordance with GAAP (except in the case of interim financial statements, subject to normal year-end audit adjustments), and present fairly the financial position of Debtor as at said dates and the results of its operations for the period ended on said dates. There are no known material contingent liabilities or material liabilities for taxes which are not reflected in said financial statements or the notes thereto and, except as has been disclosed to CIT, there has been no material adverse change in the financial condition, business or operations of Debtor since said dates.

     SECTION 4.  COVENANTS
                 ---------

     4.1  Cash Flow Coverage Ratio.  Paragraph (b) of Section 5.5 of the Amended
          ------------------------
Loan Agreement is hereby amended by deleting the covenant in its entirety and substituting the following in its place:

     "(b) Cash Flow Coverage Ratio.  Debtor will not permit its Cash Flow
          ------------------------
Coverage Ratio, at the end of any of its Fiscal quarters, based on that Fiscal Quarter and the three immediately preceding Fiscal Quarters, to be less than the following amounts:

FISCAL YEAR OR OTHER
PERIOD                                  MINIMUM RATIO
- --------------------                    -------------

     From 1/31/95 through 7/31/95       1.10 to 1.0

     For Each of the Fiscal Quarters    1.15 to 1.0
     for the period beginning 8/1/95
     and ending 10/31/96

     For Each of the Fiscal Quarters    1.20 to 1.0
     for the period beginning
     11/1/96 and ending 10/31/97

     Thereafter                         1.25 to 1.0

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

     4.2  Adjusted Leverage Ratio.  Paragraph (c) of Section 5.5 of the Amended
          -----------------------
Loan Agreement is hereby amended by deleting the covenant in its entirety and substituting the following in its place:

     "Adjusted Leverage Ratio.  Debtor will not permit its Adjusted Leverage
      -----------------------
Ratio to exceed at any time the following limits during the respective periods indicated below:

FISCAL YEAR OR OTHER
FISCAL PERIOD                           MAXIMUM RATIO
- --------------------                    -------------

     During any fiscal year             1.95 to 1.0

     At Fiscal Year End 10/95           1.60 to 1.0

     At Fiscal Year End 10/96           1.50 to 1.0

     At Fiscal Year End 10/97           1.45 to 1.0

     Each Subsequent Fiscal Year End    1.35 to 1.0

     4.3  Tangible Capital Funds.  Paragraph (e) of Section 5.5 of the Amended
          ----------------------
Loan Agreement is hereby amended by deleting the covenant in its entirety and substituting the following in its place:

     "(e) Tangible Capital Funds.  Debtor shall maintain at all times during the
          ----------------------
term of the Loan Agreement minimum Tangible Capital Funds of at least the following amounts for the respective periods indicated below:

FISCAL YEAR OR OTHER
FISCAL PERIOD                             MINIMUM AMOUNT
- --------------------                      --------------

     From 10/31/94 through 10/29/95          $83,000,000

     From 10/30/95 through 10/29/96          $85,000,000

     Beginning 10/30/96 and continuing
     thereafter                              $90,000,000

     SECTION 5.  MISCELLANEOUS
                 -------------

     5.1  Expenses.  Debtor agrees that the provisions of Section 9.3 of the
          --------
Original Loan Agreement shall apply equally to the negotiation, preparation, execution and delivery of this Sixth Amendment.

     5.2   Ratification.  Other than as specifically set forth herein, Debtor
           ------------
hereby ratifies and confirms the Original Loan Agreement and all instruments and agreements

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

relating thereto, as modified by all prior amendments through the date hereof, confirms that all of the foregoing remain in full force and effect, subject to the terms of this Sixth Amendment, and confirms that each of the foregoing is enforceable against Debtor in accordance with its terms, except to the extent the enforcement of the remedies provided for herein may be limited under applicable bankruptcy and insolvency laws and by applicable equitable principles.


     5.3  No Waiver.  Except as set forth herein, CIT shall not be deemed to
          ---------
have waived any of its rights or to have agreed to forbear from exercising any of its remedies, all of which are expressly reserved. All amendments and modifications to the Amended Loan Agreement must be in writing, and until reduced to a writing signed by the party to be charged, any discussions, promises or statements made by either party shall not binding on or enforceable against such party.

     5.4  Other Provisions.  Except as modified hereby, the provisions of
          ----------------
Section 9 of the Loan Agreement, captioned "Miscellaneous", are incorporated herein by reference as if set forth at length herein and apply equally to the terms of this Sixth Amendment.

     IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.



                                     FORSTMANN & COMPANY, INC.



                                     By: /s/ Kenneth J. Doel
                                         ___________________________
                                         Name:  Kenneth J. Doel
                                         Title: Executive Vice President
                                                & Chief Financial Officer



                                     THE CIT GROUP/EQUIPMENT
                                      FINANCING, INC.



                                     By: /s/ John Zakoworogny
                                         ___________________________
                                         Name:  John Zakoworogny
                                         Title: Vice President

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